Exhibit (a)(3)

Pulse Electronics Corporation

(the “Company”)

DEMAND FOR PAYMENT

Notice to Company of Exercise of Dissenters Rights, Demand for Payment of Fair Value of Shares

and Transmittal of Certificates

NOTICE: If you elect to exercise dissenters rights, this demand, along with your stock certificates, must be received by the Company no later than May 17, 2015 at the following address:

Pulse Electronics Corporation

Attention: Corporate Secretary

12220 World Trade Drive

San Diego, CA 92128

THIS FORM SHOULD NOT BE USED BY PERSONS WHO AGREE TO RECEIVE $1.50 PER SHARE. PERSONS WHO AGREE TO RECEIVE $1.50 PER SHARE SHOULD USE THE LETTER OF TRANSMITTAL FORM INSTEAD.

To the Company:

In connection with the Company being acquired by OCM PE Holdings, L.P., a Delaware limited partnership, and merging with a subsidiary of OCM PE Holdings, L.P., with the Company being the surviving entity (as described in the Investment Agreement and Agreement and Plan of Merger dated as of February 28, 2015), the undersigned holder(s) of ___________________ shares of common stock of the Company hereby make demand for the payment of the fair value of such shares in accordance with Subsection D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended.

Enclosed please find any certificates representing the above shares for notation thereon that the foregoing demand has been made. I/we certify that I/we hold the entire beneficial ownership in such shares and such beneficial ownership was acquired on _____________________.

Date:___________, 2015

Name (printed)	Name (printed)

Name (signature)	Name (signature)

Address Line 1	Address Line 1

Address Line 2	Address Line 2